EXHIBIT 10.1

SECOND AMENDMENT TO
CH ENERGY GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The CH Energy Group, Inc. Supplemental Executive Retirement Plan, as amended (the "Plan") is amended, effective as of the "Effective Time" as defined in the Agreement and Plan of Merger among FortisUS Inc., Cascade Acquisition Sub Inc., Fortis Inc. and CH Energy Group, Inc., dated as of February 20, 2012, as follows:
1.            Section 11.1 of the Plan is amended by the addition of the following paragraph at the end thereof:
Notwithstanding anything contained in this Section 11.1, effective as of the "Effective Time" as defined in the Agreement and Plan of Merger among FortisUS Inc., Cascade Acquisition Sub Inc., Fortis Inc. and CH Energy Group, Inc., dated as of February 20, 2012, in no event may the Company take any action, through Board resolution or Plan amendment, that is adverse to Participants including, but not limited to, any action or amendment that (i) reduces a Participant's Accrued Benefit as determined under Article IV, (ii) reduces a Participant's vesting or modifies any vesting event under Article V, (iii) modifies a Participant's right to distribution of the Participant's Accrued Benefit under Article VI or Article VII, or (iv) modifies the death or disability benefits provided under Article VIII, as of the date of such action or amendment.
2.            Except as explicitly set forth herein, the Plan will remain in full force and effect.
This amendment has been executed by an authorized officer of CH Energy Group, Inc. on November 16, 2012.

CH ENERGY GROUP, INC.

By:	/s/ Steven V. Lant
Name: Steven V. Lant
Title: Chairman, President and Chief Executive Officer